Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Julie Albrecht

              +1 425-453-9400

ESTERLINE REPORTS FISCAL 2017 FIRST QUARTER RESULTS

•	Sales of $457.7 million in the fiscal first quarter, up 3.7% year-over-year

•	Earnings from continuing operations of $21.5 million; adjusted earnings from continuing operations of $24.4 million

•	GAAP earnings per diluted share from continuing operations of $0.72; adjusted earnings per diluted share of $0.82

•	Free cash flow of $30.2 million

•	Company reiterates full-year guidance for sales, earnings and free cash flow

BELLEVUE, Wash., February 2, 2017 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace and defense markets, today reported results for the first fiscal quarter ended December 30, 2016. The company reported consolidated revenue of $457.7 million during the quarter, an increase of 3.7% compared with $441.5 million in the year-ago period. Higher year-over-year revenue is attributable to incremental sales growth in the company’s Sensors & Systems and Avionics & Controls segments.

Earnings from continuing operations in the first fiscal quarter of 2017 were $21.5 million, or $0.72 per diluted share, compared with prior-year earnings from continuing operations of $9.9 million, or $0.33 per diluted share. Adjusted earnings from continuing operations for the first fiscal quarter of 2017 were $24.4 million, or $0.82 per diluted share. Adjusted results exclude $0.10 per diluted share mostly related to incremental compliance activities (see Table 1). In the comparable period of the prior year, adjusted earnings from continuing operations were $18.4 million, or $0.62 per diluted share.

Curtis Reusser, Esterline’s Chief Executive Officer, said, “I am pleased with the results for the start of our fiscal year. First quarter revenues were just above the high end of our expected range and earnings in the quarter were well ahead of our expectations. The combination of modestly stronger than expected operating trends and a shift in the timing of taxes and R&D spend drove the improved earnings performance.” Reusser added, “We continue to focus on execution and operational excellence to drive results for our stakeholders.”

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Page 2 of 8 Esterline Reports Fiscal 2017 First Quarter Financial Results

Table 1: Effect of Certain Items on 1st Fiscal Quarter 2017 Earnings from Continuing Operations
	$ millions	EPS
Earnings – U.S. GAAP	$21.5	$0.72

DAT Integration Costs	0.6	0.02
Compliance Costs	2.3	0.08

Adjusted Earnings	$24.4	$0.82

The company reiterated its fiscal 2017 full-year expectation for sales of $2.0 billion to $2.05 billion and for GAAP earnings from continuing operations of $4.30 to $4.70 per diluted share. The expectation for full-year adjusted earnings from continuing operations, which excludes certain compliance and integration costs, remains in the range of $4.50 to $4.90 per diluted share. The company’s prior guidance for fiscal 2017 full-year EBITDA and free cash flow also remained unchanged.

Including discontinued operations, net earnings for the first fiscal quarter of 2017 were $16.2 million, or $0.54 per diluted share, compared with $5.1 million, or $0.17 per diluted share, in the comparable period in fiscal 2016. Net earnings in the first fiscal quarter of 2017 included a $5.3 million loss from discontinued operations, while the prior year included a $4.8 million loss from discontinued operations.

New orders in the first fiscal quarter of 2017 were $421.5 million, compared with $458.1 million in the comparable prior-year period. Backlog at the end of the first fiscal quarter of 2017 was $1.26 billion, compared with $1.24 billion at the end of the first quarter of fiscal 2016.

Gross profit in the fiscal first quarter of 2017 was $144.0 million, compared with $137.7 million in the prior-year period. Reported gross margin as a percentage of sales in the first fiscal quarter of 2017 was 31.5% compared with 31.2% in the prior-year period.

Selling, general and administrative (SG&A) expenses during the fiscal first quarter of 2017 were $95.6 million, compared with $94.1 million in the prior year. Fiscal first quarter SG&A expenses as a percentage of sales were 20.9%, compared with the prior-year level of 21.3%.

Research, development and engineering (R&D) spending in the first quarter of fiscal 2017 was $21.0 million, or 4.6% of sales, compared with $25.6 million, or 5.8% of sales, in the prior-year period. The company expects full-year R&D spending to be approximately 5.0% of sales as development activities on specific programs accelerate after the first quarter.

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Page 3 of 8 Esterline Reports Fiscal 2017 First Quarter Financial Results

The company’s income tax rate in the first fiscal quarter of 2017 was 1.9% compared with a 0.3% benefit in the prior-year period. Tax rates in each of these periods were impacted by discrete tax benefits. For the full year, the company expects a tax rate of approximately 24% - 25%.

Cash flow from operations through the first fiscal quarter of 2017 was $45.5 million. After excluding capital expenditures of $15.3 million, free cash flow was $30.2 million during the same period.

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 877-307-0078; outside the U.S., use 531-289-2890. The pass code for the call is: 46097519. The company has posted a presentation on its website (www.esterline.com) under “Presentations” in the Investor Relations section to provide additional information about its first fiscal quarter operational and financial results. The presentation is also included as Exhibit 99.2 to the company’s report on Form 8-K, which is being submitted today to the SEC.

Non-GAAP Financial Information

This press release and the related presentation providing supplemental financial information include non-GAAP financial measures—adjusted earnings from continuing operations, adjusted earnings from continuing operations per diluted share, adjusted earnings before interest and tax (EBIT), operating earnings from continuing operations adjusted to exclude depreciation and amortization expense (EBITDA), adjusted gross margin, and free cash flow—that have not been calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). Adjusted earnings from continuing operations consist of earnings from continuing operations attributable to Esterline less the costs associated with certain integration activities—including restructuring charges—and incremental compliance costs as well as discrete items associated with our acquisition of the DAT business in January 2015, in each case, as further detailed in the tables below. Adjusted earnings from continuing operations per diluted share divides each element of adjusted earnings from continuing operations by the weighted average number of shares outstanding, diluted for the periods presented. EBIT is defined as operating earnings from continuing operations. Adjusted EBIT and adjusted gross margin exclude the same costs excluded from adjusted earnings from continuing operations. EBITDA is EBIT plus depreciation and amortization of $25 million in the first quarter of fiscal 2017 and $24 million in the first quarter of fiscal 2016. In accordance with the SEC’s requirements, below is the reconciliation of the non-GAAP adjusted earnings from continuing operations to the comparable GAAP earnings from continuing operations.

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Page 4 of 8 Esterline Reports Fiscal 2017 First Quarter Financial Results

In millions, except per share amounts	Three Months Ended December 30, 2016		Three Months Ended January 1, 2016
		Per Diluted		Per Diluted
		Share		Share
Earnings from Continuing Operations
Attributable to Esterline (GAAP), Net of Tax	$21.5	$0.72	$9.9	$0.33
DAT Integration Costs,
Net of $0.0 and $0.0 Tax	0.6	0.02	3.6	0.12
Compliance Costs,
Net of $0.0 and $0.0 Tax	2.3	0.08	3.5	0.12
Accelerated Integration Costs,
Net of $0.0 and $0.0 Tax	—	—	1.4	0.05
Adjusted Earnings from Continuing
Operations (non-GAAP), Net of Tax	$24.4	$0.82	$18.4	$0.62

The company provides these non-GAAP financial measures as supplemental information to the GAAP financial measures. Management uses these non-GAAP financial measures to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources, and (c) measure the operational performance of the company’s business units.

In addition, management believes investors’ and financial analysts’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s historical results of operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and free cash flow is not necessarily indicative of amounts available for discretionary use. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items that comprise the calculation. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

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Page 5 of 8 Esterline Reports Fiscal 2017 First Quarter Financial Results

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the company’s future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Transition Report on Form 10-K.

EDITOR: See attached Consolidated Statement of Operations, Consolidated Sales and Earnings

from Continuing Operations by Segment, and Consolidated Balance Sheet

Page 6 of 8 Esterline Reports Fiscal 2017 First Quarter Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended
	December 30, 2016	January 1, 2016
Segment Sales
Avionics & Controls	$192,682	$186,245
Sensors & Systems	167,073	152,430
Advanced Materials	97,978	102,802

Net Sales	457,733	441,477

Cost of Sales	313,686	303,758

	144,047	137,719
Expenses
Selling, general and administrative	95,633	94,091
Research, development and engineering	21,038	25,575
Restructuring charges	—	931
Insurance recovery	(2,600)	—

Total Expenses	114,071	120,597

Operating Earnings From Continuing Operations	29,976	17,122
Interest Income	(96)	(87)
Interest Expense	7,888	7,216

Earnings From Continuing Operations
Before Income Taxes	22,184	9,993
Income Tax Expense (Benefit)	420	(33)

Earnings From Continuing Operations
Including Noncontrolling Interests	21,764	10,026
Earnings Attributable to Noncontrolling Interests	(239)	(162)

Earnings From Continuing Operations
Attributable to Esterline, Net of Tax	21,525	9,864
Loss From Discontinued Operations,
Attributable to Esterline, Net of Tax	(5,336)	(4,780)

Net Earnings Attributable to Esterline	$16,189	$5,084

Earnings (Loss) Per Share—Basic:
Continuing Operations	$.73	$.33
Discontinued Operations	(.18)	(.16)

Earnings (Loss) Per Share—Basic	$.55	$.17

Earnings (Loss) Per Share—Diluted:
Continuing Operations	$.72	$.33
Discontinued Operations	(.18)	(.16)

Earnings (Loss) Per Share—Diluted	$.54	$.17

Weighted Average Number of Shares Outstanding—Basic	29,547	29,582
Weighted Average Number of Shares Outstanding—Diluted	29,831	29,939

Page 7 of 8 Esterline Reports Fiscal 2017 First Quarter Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Earnings from Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended
	December 30, 2016	January 1, 2016

Segment Sales
Avionics & Controls	$192,682	$186,245
Sensors & Systems	167,073	152,430
Advanced Materials	97,978	102,802

Net Sales	$457,733	$441,477

Earnings From Continuing Operations Before Income Taxes
Avionics & Controls	$17,917	$9,413
Sensors & Systems	19,946	12,784
Advanced Materials	9,880	12,990

Segment Earnings	47,743	35,187

Corporate Expense	(17,767)	(18,065)
Interest Income	96	87
Interest Expense	(7,888)	(7,216)

Earnings From Continuing Operations
Before Income Taxes	$22,184	$9,993

Page 8 of 8 Esterline Reports Fiscal 2017 First Quarter Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	December 30, 2016	September 30, 2016
Assets
Current Assets
Cash and cash equivalents	$278,024	$258,520
Escrow cash	—	1,125
Accounts receivable, net	363,825	422,073
Inventories	454,233	450,206
Income tax refundable	10,097	5,183
Prepaid expenses	19,481	17,909
Other current assets	5,130	5,322
Current assets of businesses held for sale	9,618	15,450

Total Current Assets	1,140,408	1,175,788
Property, Plant and Equipment, Net	330,565	338,034

Other Non-Current Assets
Goodwill	992,810	1,024,667
Intangibles, net	366,706	393,035
Deferred income tax benefits	74,133	75,409
Other assets	12,166	13,698
Non-current assets of businesses held for sale	11,012	11,400

	$2,927,800	$3,032,031

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$108,129	$121,816
Accrued liabilities	223,561	238,163
Current maturities of long-term debt	16,717	16,774
Federal and foreign income taxes	9,257	10,932
Current liabilities of businesses held for sale	9,535	10,813

Total Current Liabilities	367,199	398,498
Long-Term Liabilities
Credit facilities	150,000	155,000
Long-term debt, net of current maturities	671,441	698,796
Deferred income tax liabilities	40,524	53,798
Pension and post-retirement obligations	90,726	92,520
Other liabilities	22,157	21,968
Non-current liabilities of businesses held for sale	154	320

Total Shareholders’ Equity	1,585,599	1,611,131

	$2,927,800	$3,032,031